LAW OFFICES OF
                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
                    A LIMITED LIABILITY PARTNERSHIP INCLUDING
                            PROFESSIONAL CORPORATIONS

                               75 EAST 55TH STREET

                          NEW YORK, NEW YORK 10022-3205

                            TELEPHONE (212) 318-6000

                            FACSIMILE (212) 319-4090

                             INTERNET www.phjw.com

                                   ----------

                         ROBERT P. HASTINGS (1910-1996)
                                    COUNSEL
                                  LEE J. PAUL
                              LEONARD S. JANOFSKY
                               CHARLES M. WALKER



WRITER'S DIRECT ACCESS                                           OUR FILE NUMBER


                                  June 16, 2000


Delafield Fund, Inc.
600 Fifth Avenue
New York, New York 10022
Attention: ___________

Reich & Tang Equity Fund, Inc.
600 Fifth Avenue
New York, New York 10022
Attention: _______________

         Re:      Delafield Fund, Inc. and Reich & Tang Equity Fund, Inc. Merger
                  --------------------------------------------------------------

Ladies and Gentlemen:

                  This opinion is being provided to you pursuant to Sections 10(G) and 11(D) of the Agreement and Plan of Reorganization and Liquidation, dated March 22, 2000 (the "Agreement"), by and among Reich & Tang Equity Fund, Inc., a Maryland corporation and open-end investment management company (the "Corporation") and Delafield Fund, Inc., a Maryland corporation and open-end investment management company (the "Fund"). Pursuant to the terms of the Agreement, the Fund will acquire substantially all of the assets and liabilities of the Corporation (the "Merger") solely in exchange for its Institutional Class shares of its common stock, par value $.001 (the "Shares"). According to the Merger the Shares will thereafter be distributed by the Corporation pro rata to its shareholders in complete liquidation. The Corporation's shares will be canceled and the separate corporate existence of the Corporation will thereupon cease.

                  Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").



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                                                                 June 16, 2000




                  We have acted as U.S. counsel to the Corporation and the Fund in connection with the Merger. We hereby advise you that the interests of the Fund and the Corporation and its shareholders, may differ and be in conflict. We also represent, in other matters, Reich & Tang Asset Management L.P., whose interests may be in conflict with those of the shareholders of the Fund. Battle Fowler LLP has determined that it can represent all parties on an impartial basis, however we will be unable to represent any of the parties if differences arise among the parties during the course of the Merger. We hereby advise each of the parties to obtain independent corporate counsel regarding the appropriateness of a waiver of any potential and/or actual conflicts and the consequences thereof. Each acknowledges that it has had the opportunity to obtain separate counsel, and acknowledges by its signature below that it waives any conflict that may arise.

                  For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

         (a)      the Agreement; and

         (b) such other instruments and documents related to the formation, organization and operation of the Corporation and the Fund and related to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

                  In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

                  1. That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the Closing) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

                  2. That all representations, warranties and statements made or agreed to by the Corporation, the Fund, and the management, employees, officers, directors and shareholders thereof in connection with the Merger, including but not limited to those set forth in the Agreement (including the exhibits) are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof; and

                  Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for Federal income tax purposes:

                  The Merger will be a reorganization within the meaning of
                  Section 368(a)(1)(C) of the Code.


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                                                                 June 16, 2000




                  The Corporation and the Fund will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

                  No gain or loss will be recognized by the Corporation upon the transfer of substantially all of its assets to the Fund in exchange for the Shares and the Fund's assumption of certain liabilities of the Corporation.

                  The tax basis of the Corporation's assets acquired by the Fund will be the same as the tax basis of such assets to the Corporation immediately prior to the transaction.

                  The holding period of the assets of the Corporation in the hands of the Fund will include the period during which those assets were held by the Corporation.

                  No gain or loss will be recognized by the Fund upon its receipt of substantially all of the Corporation's assets solely in exchange for the Shares.

                  No gain or loss will be recognized by the shareholders of the Corporation upon their receipt of the Shares in exchange for their shares of the Corporation.

                  The basis of the Shares received by the shareholders of the Corporation will be the same as their basis in the shares of the Corporation surrendered in exchange therefor.

                  The holding period of the Shares received by the shareholders of the Corporation will include the period that they held the Corporation shares surrendered in exchange therefor, provided that such Corporation shares are held by them as capital assets.

                  This opinion does not address the various state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any Federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except by the Fund, the Company and shareholders of the Corporation, with respect to the consequences specifically discussed herein.

                  This opinion addresses only the general tax consequences of the Merger expressly described above and does not address any tax consequence that might result to a shareholder in light of its particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

                  No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any other transaction whatsoever including the Merger if all the transactions described in


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                                                                 June 16, 2000



the Agreement are not consummated in accordance with the terms of the Agreement and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

                  This opinion represents only our best judgment as to the Federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings in effect as of the date that this opinion is dated. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal income tax laws.

                  This opinion has been delivered to you for the purposes set forth in Sections 10(G) and 11(D) of the Agreement and may not be distributed or otherwise made available to any other person or entity without our prior written consent.

                                       Sincerely,
                                       /s/ Paul, Hastings, Janofsky & Walker LLP



The undersigned has carefully read this letter opinion and hereby acknowledges the disclosures set forth herein and waives any potential and/or actual conflicts of interest arising from Battle Fowler LLP's simultaneous representation of the Corporation and the Fund in connection with the Merger and of Reich & Tang Asset Management L.P. in general. The undersigned each also acknowledges that Battle Fowler LLP has recommended that it seek independent legal advice regarding these potential or actual conflicts and this waiver and each has either received such independent legal advice or has chosen not to seek such independent legal advice.


Reich & Tang Equity Fund, Inc.                        Delafield Fund, Inc.


By: /s/ Richard De Sanctis                            By: /s/ Bernadette N. Finn
Name:  Richard De Sanctis                             Name:  Bernadette N. Finn
Title: Vice President                                 Title: Secretary




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